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                                                                    Exhibit 99.1

[KPC LOGO]


      KUPPER PARKER COMMUNICATIONS PLANS TO ELIMINATE SARBANES-OXLEY COSTS

ST. LOUIS, April 20, 2005 - Kupper Parker Communications, Inc. (OTC/BB:
KPCG.OB), today announced that it meets the requirements to be a non-reporting issuer, and has obtained board approval to de-register its shares and eliminate the expense of compliance with the Sarbanes-Oxley Act of 2002 (SOX). The company intends that its shares will be traded in the "Pink Sheets."

"Compliance with SOX has become an increasing burden at the expense of our bottom line," said Bruce Kupper. "For a company of our size, deregistration is a win/win for shareholders, clients and employees. Our cash and resources are better spent in taking care of our clients, reducing debt and investing in our people. At the same time, investors can continue to trade our stock."

A company that has fewer than 300 record holders may terminate registration of its securities. Once a company deregisters, it is no longer required to file annual or quarterly reports to the SEC or comply with the SEC rules implementing SOX.

The company has obtained board approval of its plan to deregister, and will file a Form 15 on May 20, 2005 to notify the SEC that it meets the eligibility requirements to deregister. As of May 20, 2005, the company will cease filing 10-Qs and similar reports. After 90 days from the filing date of the Form 15, and assuming the SEC doesn't reject the Form 15 filing, the company will no longer be a reporting company.

About Kupper Parker Communications

Headquartered in St. Louis, KPC is among the nation's leading independent marketing communications firms, providing a full range of services domestically and internationally through its offices and affiliates in the United States and Europe. KPC's U.S. markets include: Boston; Kansas City, Mo.; Louisville, Ky.; Memphis, Tenn.; Melville, NY; Oklahoma City, Ok.; and St. Louis. KPC extends its services in Europe through an ownership interest in Communications in Business, headquartered in London with offices in Brussels, Dusseldorf, Milan, Paris and Madrid.

KPC ranks in the top 20 independent agency brands in the U.S., according to the 2004 editions of AdWeek, AdAge and PRWeek.

SAFE HARBOR

Statements included in this news release may contain forward-looking statements, including but not limited to statements of the Company's plans, objectives, expectations or intentions, that involve risk and uncertainties. The Company's actual results may differ significantly from those projected or suggested in any forward-looking statement due to a variety of factors, which are discussed in detail in the Company's filings with the Securities and Exchange Commission.

More information is located at www.kupperparker.com.

CONTACT: Mary Scholz Barber, Kupper Parker Communications, (314) 290-2013 or mbarber@kupperparker.com